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                                                                   EXHIBIT 10.11

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                                   AGREEMENT

This Agreement entered into at Chennai this 16th day of November 1999 between M/s Elnet Technologies Ltd., a company incorporated under provisions of the Companies Act, 1956, with sole and main object of letting out space with high-tech infrastructural facilities for software developers, having its registered office at TS 140, Block 2 & 9, Elnet Software City, CPT Road., Taramani, Chennai
- 113 and hereinafter referred to as the First Party and M/s @Road India Pvt. Ltd. a company incorporated under provisions of the Companies Act, 1956, having its office at No.12, Raghavendra 1st Street, Sadashivanagar, Madipakkam, Chennai -600091 hereinafter referred to as the Second Party. The terms First Party and Second Party, wherever the occur, shall mean and include its successors in office and assign WITNESSETH AS FOLLOWS:

WHEREAS the First Party is the owner of ELNET SOFTWARE CITY at TS 140, Block 2 & 9, CPT Road, Taramani, Chennai- 113.

WHEREAS the Second Party approached the First Party and offered to take the space with facilities relating to the IV-2 Module on IV Floor of software block consisting of an area of 4100 sq.ft.
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WHEREAS the duration of the agreement has been agreed for 3 years starting from
18/th/ November 1999

WHEREAS the First Party has agreed to commence the service of the facilities by providing the required space.

WHEREAS after due negotiations, the First Party and the Second Party have agreed to the following terms and conditions:

1. The First party hereby agrees to grant permission to the Second party for the use of the IV-2 module consisting of an area of 4100 sq.ft. on the IV floor of Software Block situated at Elnet Software City at Taramani with the following high-tech infrastructural facilities on consideration of payment of compensation as per para 4 below by the second party:

          a)   Uninterrupted power supply (UPS)
          b)   Air conditioning
          c)   Adequate Diesel Generator backup
          d)   Water supply
          e)   Maintenance of common area
          f)   Security arrangements for the software city

2. The First party agrees to rectify any disruption of uninterrupted power supply at the earliest with due consideration to disruption due to natural calamities and force majeure conditions.

3. The Second Party is entitled to use the high-tech infrastructure to carry on software development and any other connected activities.

4. The Second Party shall compensate the First Party during the first year of this agreement with an amount of Rs.1,51,700/- per month at a rate of Rs.37/- per sq.ft. for the module of 4100 sq.ft. and the said sum of Rs.1,51,700/- shall be payable by the Second Party to the First Party before 5th of every succeeding English Calendar month. Incase of default on payment of compensation on due dates, an amount of 1.5% of the outstanding arrears shall be compensated per month by Second Party till the date of clearing the arrears in full.

5. Apart from the compensation payable, the electricity charges for the energy received from State Electricity Board (TNEB) and generator set shall be compensated by the Second Party for the actual consumption before 30th of every month at a prescribed rate which is at present at Rs.5.15 per unit and Rs.8.35 per unit respectively for TNEB supply and generated power supply. These rates are revisable in accordance with the revision of rates by TNEB and on account of change in generating cost.
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6.   In addition to the compensation and electricity charges as shown in para 4 and 5 above, the Second Party shall also pay their share of common utility charges (such as common area lighting, maintenance of elevators etc.) every month on receipt of bills from the First party.

7. The deposit of Rs.7,58,500/- (5 months' compensation) is to be paid by the Second Party to the First Party as interest free deposit. The deposit is refundable on termination of this indenture, after adjusting arrears of electricity charges, compensation and any other dues. The second party shall not be allowed to adjust payment of compensation, electricity charges and other dues from the deposit held with the first party.

8. The Second Party shall not be entitled to assign the benefit of the facilities in the said premises either in whole or in part to any other party.

9. The Second Party shall use the facilities for the purpose of its business as aforesaid and shall not store in the area any combustible or inflammable or dangerous materials and shall not carry on any business of illegal nature in the premises.

10. The compensation is subject to an escalation of 10% from the beginning of the second year i.e. from the beginning of 13th Month. The escalation will be at the rate of 10% every year on the enhanced compensation rate till the expiry of this agreement.

11. The Second Party shall bear the cost for breakage / damage other than those relating to normal wear and tear during the period of lease.

12. Any amendment incorporating changes, if any, from time to time shall be given effect to with mutual consent.

13. If the First Party finds that the second party has violated any of the terms and conditions, the First Party will have the right to discontinue the services being provided by them without any notice.

14. The Second Party has the liberty to terminate this agreement by giving 3 months' notice and on termination of the agreement, all facilities provided by the first party shall be withdrawn. The First Party has the liberty to terminate this agreement by giving 3 months' notice. However, in case of continuous default in payment for a period of 3 months or more by the second party, the first party reserves the right to terminate this agreement by giving a shorter notice of one month.
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15.  The First Party and Second Party hereby agree that all costs and expenses incidental to the preparation, execution, registration of this deed shall be payable by the Second Party. Other than the taxes and levies in respective of Software City, all other taxes and levies in respect of the business carried on by the Second Party will be borne wholly by the Second Party.

16. The Second Party would arrange insurance cover and fire protection for the equipment placed by them on their own.

17. The First Party hereby covenants to give the use of IV-2 module consisting of an area of 4100 sq.ft. on the IV floor of Software Block at Elnet Software City, Taramani, Chennai as stated in item no. 1 above

18. The First Party and Second Party agree that the agreement shall be further renewable or otherwise at mutually agreed terms and conditions at the time of expiry of this agreement.

19.  All disputes will be subject to the Chennai Jurisdiction.


SCHEDULE
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The IV-2 module consisting of an area of 4100 sq.ft. on the IV floor of Software
Block at Elnet Software City, Taramani, Chennai-113

IN WITNESS WHEREOF THE FIRST PARTY AND THE SECOND PARTY have set their hands and signatures on the day, month and year first written above.

WITNESS
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                          For ELNET TECHNOLOGIES LTD.

1.                            /s/ XXX

                          RAMESH CHANO MEENA, IAS
                              FIRST PARTY



                              /s/ XXX
2.                            SECOND PARTY